EXHIBIT 99.1

374Water Demonstrates Effectiveness of AirSCWO in Destroying Pharmaceutical Waste

DURHAM, NC, July 25, 2024 – 374Water Inc. (Nasdaq: SCWO), a global leader in organic waste destruction technology for the municipal, federal, and industrial markets, has achieved another significant milestone with the successful destruction of pharmaceutical waste for a pharmaceutical manufacturer.  This demonstration further highlights the versatility and robustness of 374Water's cutting-edge AirSCWO in treating complex waste streams.

Demonstration Highlights:

•	A pharmaceutical manufacturer requested a SCWO demonstration for wastewater treatment.
•	The goal was to achieve significant volume reduction to lower costs and meet local publicly owned treatment works (POTW) limits.
•	AirSCWO achieved >99.9% destruction of halogenated solvents and organic wastes.

Challenge:

Advances in the pharmaceutical industry have improved health outcomes, but challenges remain in disposing of waste streams produced during manufacturing. Untreated or improperly treated pharmaceutical waste poses significant risks and liabilities, including environmental contamination and legal consequences. Active pharmaceutical ingredients (APIs) in the waste can harm aquatic life and potentially enter drinking water supplies, posing serious health risks. Proper treatment and disposal of pharmaceutical wastewater are crucial to mitigate these risks and protect both the environment and public health.

A major pharmaceutical manufacturer faced a significant challenge in managing complex waste streams with high concentrations of APIs. The company sought to modernize its waste management practices, moving away from risky and expensive off-site incineration. As 374Water plans to offer its AirSCWO system for onsite destruction at customer locations and has previously shown high elimination efficiency of other organic compounds it was considered a candidate as a suitable alternative.

Solution:

Treatability testing was performed on the manufacturer’s waste using 374Water’s AirSCWO (Supercritical Water Oxidation) process. The study aimed to determine the efficacy of AirSCWO in eliminating organic compounds and its ability to handle variable mixtures of waste streams. Four organic waste samples were provided, which varied in calorific content and had high concentrations of dichloromethane and other halogenated solvents. Two blends were developed to represent typical waste streams with contaminant levels exceeding regulatory limits, with the goal of future on-site destruction using AirSCWO, once 374Water’s technology is fully commercialized.

Results:

Treatment using AirSCWO was successful for both blends. Using Chemical oxygen demand (COD) measurement as a proxy for all organics, AirSCWO eliminated organics to levels ten times lower than discharge limits for on-site injection. Total organic compound destruction ranged from 99.97% to 99.99%, exceeding the 99.5% destruction efficiency of on-site incineration. These results demonstrate AirSCWO's effectiveness in eliminating organic waste and confirm its ability to handle diverse and mixed waste streams.

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Innovative Approach and Benefits:

Pharmaceutical pollution, especially in regions with high concentrations of drug manufacturing, is a growing concern due to untreated wastewater containing APIs contaminating aquatic environments. 374Water believes that AirSCWO is uniquely positioned to address these wastes without producing harmful byproducts. Unlike traditional methods that often result in secondary pollutants and additional costs, AirSCWO transforms organic waste into harmless water and minerals, significantly reducing environmental impact. With ongoing R&D, the mineral stream produced by SCWO technology could potentially create additional value through the recovery of valuable rare earth materials used as catalysts in the pharmaceutical industry.

Market Opportunity:

The pharmaceutical waste management industry has a global market size exceeding $40 billion. This substantial market faces stringent environmental regulations and a growing need for sustainable disposal methods. Proper management is crucial to prevent contamination of water systems and ensure compliance with regulatory standards.

“This study showcases another successful application of our AirSCWO technology, emphasizing our capability to handle diverse and complex waste streams, particularly in the pharmaceutical sector where waste management is a significant challenge," said Chris Gannon, CEO of 374Water. "During testing, our technology not only met but exceeded regulatory effluent mandates, which we believe positions it as a sustainable and effective solution for pharmaceutical waste management and a viable alternative to conventional off-site disposal methods."

About 374Water

374Water Inc. (Nasdaq:SCWO) is a global cleantech company providing innovative solutions addressing wastewater treatment and waste management issues within the municipal, federal and industrial markets. 374Water’s AirSCWO technology efficiently destroys a range of non-hazardous and hazardous organic wastes producing safe dischargeable water streams, safe mineral effluent, safe vent gas, and recoverable heat energy. 374Water’s AirSCWO technology has the potential to assist its customers to meet discharge requirements, reduce or eliminate disposal costs, remove bottlenecks, and reduce litigation and other risks.  374Water continues to be a leader in innovative waste treatment solutions, dedicated to creating a greener future and eradicating harmful pollutants. Learn more by visiting www.374water.com and follow us on LinkedIn.

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Cautionary Language on Forward-Looking Statements

Certain statements in this communication are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "project," "consider," "predict," "potential," "feel," or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. These and other important factors, including those discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company's subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Heather Crowell

ir@374water.com

Media Contacts:

Candace McPhillips

media@374water.com

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